Exhibit 99.2

CORPORATE HEADQUARTERS

1717 Doolittle Drive  ●  San Leandro  ●  California 94577
+1 (510) 483-7370 Office  ●  +1 (510) 483-7371 Fax

February 14, 2011

Mr. Thomas Rooney
75 Bond Ln.
Tiburon, CA 94920

Re:  Offer of Employment with Energy Recovery, Inc.

Dear Tom,

On behalf of the Board of Directors of Energy Recovery Inc. (“ERI”) or (“Company”), I am pleased to offer you the position of President and Chief Executive Officer, reporting to the Board of Directors, subject to the following terms and conditions.

Salary and Start Date.  We would like your employment with ERI to begin on February 16, 2011.  You will receive an annual base salary of $400,000.00, less deductions authorized or required by law, which will be paid bi-weekly in accordance with our standard payroll practices.  We also invite you to attend the meeting of the Board of Directors on Friday, February 18, 2011, at which time, you will be nominated, and a vote will be taken for, your election to the Board of Directors of ERI.

Sign-on Bonus.  This offer includes a one-time sign-on bonus of $150,000.00, less deductions authorized or required by law, which you will receive with your first paycheck as an ERI employee.  If you choose to resign from ERI for any reason (other than “Good Reason” as defined in the ERI Change in Control Severance Plan then in effect) within the first twenty four (24) months of your employment, you agree to return to ERI a pro-rata share of this sign-on bonus equal to the number of months remaining in the 24-month period at the time of resignation, divided by 24.

Executive Bonus Plan.  You will also be eligible to participate in the Company’s annual Executive Bonus Plan, under which you will be eligible to receive from 0% - to 100% of your base salary based on your achievement toward Company annual financial targets and/or other performance goals.  The terms of the Executive Bonus Plan for 2011 will be finalized at the February, 2011 meeting of the Compensation Committee of the Board of Directors with the understanding that your bonus potential under the 2011 Plan will be reduced by the amount of your sign-on bonus.  Within thirty (30) days of your start date, you will meet with the Board of Directors and agree on goals for 2011 that align with the Company's growth strategy.  Bonuses will be deemed earned as of the dates established by the Board of Directors in the each bonus plan and in compliance with applicable law. Bonuses are generally paid no later than March 15 of the year following the year in which earned. The bonus plans may change from year to year at the discretion of the Board of Directors.

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Benefits.  As a full-time employee, you will be eligible to receive employee benefits which include paid time off that accrues each pay period at the annual rate of three (3) weeks per year, medical, dental and vision insurance for you and your dependents, as well as long-term disability and life insurance. You may elect to participate in these programs as of the first day of the month following your start date. Please note that the benefits program may change from time to time at the Company’s discretion.

Stock Options.  As part of this offer, you will be granted an option to purchase 800,000 shares of ERI Common Stock under the standard terms of the Company's 2008 Equity Incentive Plan (the “Plan”) and form of Option Agreement.  The options will be granted on the later of February 18, 2011 or the third business day after the public announcement of your appointment as the Company’s President and Chief Executive Officer (“First Grant Date”).  The exercise price of the option will be the “Fair Market Value” (as defined in the Plan), which generally means the closing price on NASDAQ of a share of ERI common stock on the day of grant. In addition, you will be granted an option under the Plan and Option Agreement to purchase 250,000 shares of ERI Common Stock on the first Wednesday in January 2012 provided that you are an employee in good standing as of the date of grant. Both option grants will vest over four (4) years with twenty five percent (25%) of the shares vesting on the first anniversary of the vesting commencement date, which will be the first day of your employment for both awards.  After the first anniversary of the vesting commencement date, one forty-eighth (1/48th) of the shares will vest each month.

Early Change in Control Payment.   In the event of a Change in Control (as defined in the Company’s Change in Control Severance Plan) before you have been granted in full the stock options described in the preceding paragraph, the Company agrees that on the next regular Company payroll date following the Change of Control, you will be paid an additional lump sum amount in the amount of $400,000, less deductions required or permitted by applicable law.

Change of Control Plan.  Under this offer, you will also be named a Participant in the Company’s Change in Control Severance Plan (a copy of which has been provided to you) (the “CIC Plan”) or as hereafter amended; provided, however, that the benefits provided under the CIC Plan will be extended to an Anticipatory Termination.  An “Anticipatory Termination” for purposes of this letter means a termination of your employment otherwise giving rise to benefits under the CIC Plan (if the termination had occurred during the period specified in the CIC Plan) that occurs during the 3 months prior to the earlier of the date on which a third-party (person or group of persons) first acquired beneficial ownership of more than 5% of a voting class of the Company’s equity securities or the Change in Control occurs (and provided the Change in Control is actually consummated and or in the case of a 5% equity beneficial ownership acquisition described above, is consummated by the person or persons which first acquired the more than 5% beneficial ownership), if you can reasonably demonstrate that the termination of employment (1) was at the request of a third party that had taken steps reasonably calculated to effect the Change in Control or (2) otherwise arose in connection with or anticipation of a Change in Control.

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Employment Status Although your status may change, your employment with the Company remains “at will”, meaning that either you or the Company will be entitled to terminate your employment at any time and for any reason, with or without cause. Any contrary representations which may have been made to you are superseded by this offer letter. In addition, although your job duties, title, compensation, benefits, as well as the Company’s personnel policies and procedures, may change in the future, the “at will” nature of your employment may not be changed.

Termination for Convenience.  In the event that you are terminated without Cause (as defined in the CIC Plan, as amended) and not as part of an Anticipatory Termination, you will be entitled to receive the greater of the severance benefits provided in any then-existing and applicable Company  severance plan, or as defined in this section, specifically: all payments required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law; and (without altering the “at will” nature of your employment), the following additional benefits (“Additional Benefits”), in exchange for a mutually agreeable form of release of all claims known or unknown, and satisfying any other conditions or restrictive covenants set forth in any Company severance plan, , provided that ERI receives the signed, unrevoked agreement within forty five (45) days of your termination date:

(A) a severance amount payable in a lump sum equal to:

(i)           If termination of your employment occurs within the first eighteen (18) months of employment, eighteen (18) months’ salary based on your annual base salary in effect as of the date of the employment termination less deductions required or permitted by applicable law, or

(ii)          If the termination of your employment occurs after the first eighteen (18) months of employment, twelve (12) months’ salary based on your annual base salary in effect as of the date of the employment termination, less deductions required or permitted by applicable law; and

(B) the immediate vesting of twenty five (25%) of all unvested equity compensation held by you as of the date of termination, including unvested equity compensation where the amount payable is based on the satisfaction of performance criteria to the extent such vesting acceleration would not cause any award intended to constitute “qualified performance-based compensation,” within the meaning of Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”) to fail to so qualify, less deductions required or permitted by applicable law, with the vesting acceleration to occur in the following order: stock options and similar equity awards would vest before “full” value equity awards and, within each category of awards, equity awards would vest in the order that they were granted.  All other provisions of the option will continue in effect in accordance with the original terms of the agreement evidencing the option.

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To the extent the Additional Benefits compensation is subject to Section 409A of the Code, the severance payment or the distribution of the equity compensation shall be paid or made, as applicable, on the 45th day following “separation from service” (within the meaning of Code Section 409A and any the regulations or other guidance thereunder (“Section 409A”)).  In addition, no such payment or distribution will be made to you prior to the earlier of (a) the expiration of the six-month period measured from the date of your separation from service or (b) the date of your death, if you are deemed at the time of such separation from service to be a “specified employee” (within the meaning of Section 409A) and to the extent such delayed commencement is otherwise required in order to avoid a prohibited distribution under Section 409A.  All payments which had been delayed pursuant to the immediately preceding sentence will be paid to you in a lump sum upon expiration of such six-month period (or, if earlier, upon your death).

In the event that you voluntarily resign (other than under the circumstances described in the Change in Control Severance Plan) or are terminated by ERI for Cause, you will only be entitled to payment required by applicable local law, including all earned and unpaid salary, any accrued and unused vacation pay and all earned but unpaid and un-deferred bonus attributable to the year that ends immediately before the year in which the termination occurs, less deductions required or permitted by law.

Please note that this offer is conditioned upon your ability to present employment eligibility and properly complete the Form I-9 by the third workday after your date of hire as required by the Immigration Reform & Control Act of 1986. A copy of the form will be provided to you.  It is ERI policy to conduct background checks by the second week of the employment.  This offer is contingent upon positive results from the background checks.  A copy of our Background Check Authorization Form had been provided to you.

Please accept this offer of employment as of the start date set forth below by signing your name and setting forth the agreed start date below.  Then return this letter to me by email or fax within by February 14, 2011.  If your acceptance is not received by this date, we shall assume that you have declined the offer and the offer shall be null and void.

Please call me if you have any questions regarding the information outlined below.

Very truly yours,

Hans Peter Michelet
Executive Chairman

Signed Acceptance:  /s/ Thomas S. Rooney, Jr.

Start Date:  February 16, 2011

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